Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No.  1 to Registration Statement No. 333-204978 on Form N-2 of our reports dated December 22, 2014 and February 24, 2015, relating to the financial statements and financial highlights of BlackRock Health Sciences Trust (the “Trust”), appearing in the Annual Reports on Form N-CSR of the Trust for the year ended October 31, 2014 and for the period November 1, 2014 to December 31, 2014, respectively. We also consent to the references to us under the headings “Financial Highlights” and “Other Service Providers” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
August 5, 2015